Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Verb Technology Company, Inc., and Subsidiaries. (the “Company”) on Form S-8 of our report dated April 1, 2024 except for Note 17, as to which date is May 31, 2024, with respect to the consolidated financial statements of Verb Technology Company, Inc., included in its Annual Report on Form 10K for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York

December 30, 2024